UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person *

Gabelli, Mario J.
2.  Issuer Name and Ticker or Trading Symbol

Gabelli Convertible & Income Sec. Fund/GCV

6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

__X___ Director	  ___X__ 10% owner

__X___ Officer (give  _____ Other (specify
		    title		  below)
		    below)
	President & Chief Investment Officer
(Last)		(First)		(Middle)



	ONE CORPORATE CENTER

3.  I.R.S Identification
Number of Reporting
Person, if an entity
(Voluntary)
4.  Statement for
Month/Day/Year
Dec. 9, 2002
Jan. 8, 2003
Jan. 10, 2003

(Street)



RYE			NY	   10580-1422


5.  If Amendment,
Date of
Original
Month/Day/Year

7.  Individual or Joint/Group Filing
(Check Applicable Line)

__X__ Form filed by One Reporting Person
____ Form filed by More than One Reporting Person
(City)			(State)		(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.  Title of Security
(Instr. 3)
2.
Trans-
action
Date
2A.
Deemed
Execu-
Tion
Date,
if any
3.  Trans-
action
Code
(Instr
.. 8)
4.  Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned Follow-
ing Reported
Transaction
(s)
(Instr. 3 and
4)
6. Owner-
ship
Form:
Direct
(D) or
Indirect
(I)
(Instr. 4)
7. Nature
of In-
direct
Bene-
Ficial
Owner-
Ship
(Instr.
4)

(Month/
Day/
Year)



Code


V


Amount

(A)
or
 (D)


Price



Common Stock, Par Value $0.001
12/09/0
2

S

2,000
D
$9.00
22,567
I
Nephew(1)

01/08/0
3

S

1,500
D
$8.81
29,256
I
Nephew(1)

01/10/0
3

S

1,000
D
$8.94
28,256
I
Nephew(1)

12/09/0
2

S

1,000
D
$9.00
14,613
I
Niece(1)

01/08/0
3

S

500
D
$8.81
19,318
I
Niece(1)

01/10/0
3

S

200
D
$8.94
19,118
I
Niece(1)








207,571
D









13,334
I
Family
Part'shp(2)








206,800
I
Gabelli
Sec.(2)








770,390
I
Gabelli
Group CP(2)









78,248
I
Gabelli
PSP(2)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, See Instruction 4(b)(v).




FORM 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)



1.
Title of
Derivative
Security
(Instr. 3)
2.
Conve
r-
sion
or
Exerc
ise
Price
of
Deriv
-
ative
Secur
ity
3.
Trans-
Action
Date

(Month/D
ay/
Year)
3A.
Deemed
Execu-
Tion
Date, if
any
(Month/D
ay/
Year)
4.
Trans-
action
Code





(Instr.
8)
5.
Number of
Derivative
Securities
Acquired
(A)
Or Disposed
Of (D)

(Instr. 3,
4 and 5)
6.
Date Exer-
cisable and
Expiration
Date



(Month/Day/
Year)
7.
Title and
Amount of
Underlying
Securities


8.
Price
of Deriv-
ative
Security






(Instr.
5)
9.
Number
of Deriv-
ative
Secur-
ities
Bene-
ficially
Owned
Following
Reported
Transaction
(s)

(Instr. 4)
10.
Owner-
ship Form
Of De-
Rivative
Security:
Direct
(D) or
Indirect
(I)


(Instr.
4)
11.
Nature
of In-
direct
Bene-
ficial
Owner-
Ship




(Instr. 4)






Code


V


(A
)


(D)
Date
Exer-
cisabl
e
Expira-
tion
Date
Title
Amount
or
Number
of
Shares






















































































































Explanation of Responses:
(1) Owned by custodial accounts, the custodian of which is the reporting person and the beneficiaries of which are the niece and nephew of the reporting person.  Mr.
Gabelli hereby disclaims beneficial ownership of these shares.  (2) Mr. Gabelli has less than a 100% interest in this entity.  The securities reported reflect the total amount of securities beneficially owned by this entity, which is greater than Mr.
Gabelli's indirect pecuniary interest.  Mr. Gabelli hereby disclaims beneficial ownership of the shares held by this entity which are in excess of his indirect pecuniary interest.



    /s/ James E. McKee

1/16/03
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
	If space provided is insufficient, see
Instruction 6 for procedure.

** Signature of Reporting Person
Mario J. Gabelli
By:  James E. McKee
     Attorney-in-Fact


Date


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